FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).

		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

		  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
	     Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------
1. Name and Address of Reporting Person| 2. Issuer Name and Ticker or Trading
Siegel          Herbert           J.   |    Symbol
(Last)         (First)         (Middle)|
          767 Fifth Avenue             |    United Television, Inc. (UTVI)
             46th Floor                |--------------------------------------
              (Street)                 | 3. IRS or Social Security Number of
New York          NY              10153|    Reporting Person (Voluntary)
(City)          (State)           (Zip)|
                                       |
-----------------------------------------------------------------------------
4. Statement of Month/Year |5. If Amendment, Date or Original (Month/Year)
   11/98                   |
                           |
-----------------------------------------------------------------------------
6. Relationship of Reporting    |7. Individual or Joint/Group Filing
   Person to Issuer             |
   (Check all applicable)       |    X  Form filed by one Reporting Person
                                |   ---
 x  Director          10% Owner |
---                ---          |       Form filed by more than one Reporting
    Officer (give      Other    |   --- Person
--- title below)   --- (specify |
                       below)   |
                                |
------------------------------------------------------------------------------
Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities        5.Amount of     6.Ownership     7.Nature of
                           Date              Code               Acquired (A)        Securities      Form:           Indirect
                          (Month/Day/Year)                      or Disposed         Beneficially    Direct (D)      Beneficial
                                                                of (D)              Owned at End    Indirect (I)    or Ownership
                                                                      (A)
                                                                      or
                                             Code    V      Amount    (D)  Price
Common Stock              11/09/98           S              100       D    111.00                   I               By wife
Common Stock              11/27/98           S              100       D    111.00   466             I               By wife

--------------------------------------------------------------------------------------------------------------------------------

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)


 1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code            Derivative         Exercisable
    Security           of Derivative        (Month/                        Securities         and Expiration
                       Security             Day/Year)                      Acquired (A)       Date
									   or Disposed        (Month/Day/Year)
                                                                           (D)
                                                                           (A)    (D)         Date         Expiration
											      Exercisable  Date

 7.Title and           8.Price of             9.Number of            10.Ownership     11.Nature
   Amount of             Derivative             Derivative              Form of          of
   Underlying            Security               Securities              Derivative       Indirect
   Securities                                   Beneficially            Security:        Beneficial
                                                Owned at End            Direct (D)       Ownership
                                                of Month                or
                                                                        Indirect (I)
  Title          Number
                 of Shares


Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


 /s/  Herbert J. Siegel                      December 02, 1998
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date